Exhibit 10.4

May 3, 2011

Via Hand Delivery

Donna Lehmann

c/o Herbst Gaming, LLC

3440 West Russell Road

Las Vegas, NV 89118

Dear Donna:

This letter, when effective as set forth below, shall serve as the amendment (the “Amendment”) to the Letter Agreement dated January 11, 2011 (the “Letter Agreement”) by and between you and Herbst Gaming, LLC (the “Company”) governing the terms and conditions of your employment with the Company.   All capitalized terms set forth in this Amendment, unless otherwise hereinafter defined, shall have the same meaning as in the Letter Agreement.

1.             Paragraph 1(a) of the Letter Agreement is amended to provide that, effective this date, you will be employed by the Company in the position of Senior Vice President, Finance.

2.             Paragraph 1(d) of the Letter Agreement is amended to provide that, effective this date, you will report to the directly to the Company’s Chief Financial Officer, but this reporting relationship may change in accordance with the business needs of the Company.

3.             With respect to paragraph 3(c) of  the Letter Agreement, your 2011 option grant under the Herbst Gaming, LLC 2011 Long Term Incentive Plan shall be made at a projected value of $75,000, and otherwise shall be in accordance with the terms of the Plan and an agreement entered into in connection therewith.

4.             Except as specifically set forth in paragraphs 1 through 3 of this Amendment, all other terms and conditions of the Letter Agreement, as well as each of the Executive Severance Agreement and the Duty of Loyalty Agreement dated January 11, 2011 and between you and the Company (together, the “Ancillary Agreements”), shall remain unchanged.

5.             In consideration of your continuing employment with the Company under the terms and conditions of the Letter Agreement as amended by this Amendment, you voluntarily and knowingly release and forever discharge the Company, its subsidiaries, affiliates, related entities, and employee benefit plans, and its and their shareholders, members, directors, managers, officers, employees, trustees, administrators and fiduciaries, and its and their successors and assigns, from any and all claims, demands, causes of action, obligations, damages and liabilities of whatever kind, in law or equity, by statute or otherwise, including without limitation all attorney’s fees, costs, disbursements and the like (all collectively referred to as “Claims”), whether known or unknown, arising out of or relating directly or indirectly in any way to your employment and the terms and conditions of your employment up to and including the end of the revocation period described in paragraph 10 below, including but not limited to:

•      Claims of discrimination, harassment and retaliation in employment under, without limitation:

•      the Age Discrimination in Employment Act, as amended;

•      Title VII of the Civil Rights Act of 1964, as amended;

•      the Americans with Disabilities Act, as amended;

•      Sections 1981 through 1988 of Title 42 of the United States Code;

•      the Employment Retirement Income Security Act of 1974, as amended; and

•      the Family Medical Leave Act, as amended;

•      Claims under Nevada laws on compensation, wages and hours and employment practices, and similar state and local laws; and

•      Claims for breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, defamation, emotional distress, and compensatory and punitive damages.

6.             By signing below, you acknowledge and agree that you will not be able to benefit monetarily from any of the Claims released in paragraph 5 of this Amendment and that you have waived any right to equitable relief that may have been available to you with respect to any Claim released.  Your signature below further acknowledges the fact that you are receiving sufficient consideration for this release of Claims, and that you will not be entitled to receive any other payments or benefits from the Company apart from the payments and benefits described in the Letter Agreement, as amended, and the Ancillary Agreements.

7.             By signing below, you are not releasing claims that arise after this Amendment becomes effective, claims to enforce this Amendment, claims or rights you may have to workers’ compensation or unemployment benefits, claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law, or claims or rights which cannot be waived by law.  Additionally, by signing below, you are not waiving your right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”).  Nevertheless, as set forth above, you acknowledge that you cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any charge pursued or any action commenced by a government agency or third party with respect to claims waived in paragraph 5 of this Amendment.

8.             As amended by this Amendment, the Letter Agreement, together with the Ancillary Agreements, contain the entire agreement and understanding between you and the Company, and supersede any and all prior agreements and understandings, whether written or oral, between or among you, the Company or any of its affiliates and related entities, with respect to the terms and conditions of your employment with the Company.

9.             This Amendment (a) is governed by the laws of the State of Nevada applicable to agreements made and to be performed wholly within the state, and as such will be construed under and in accordance with the laws of the State of Nevada without regard to conflicts of law principles, and (b) may not be modified unless evidenced by a writing signed by you and an authorized representative of the Company.

10.           You have 21 days from your receipt of this Amendment to consider and accept its terms, but may sign it at any time within the 21-day period up to and including the 21st day after you receive it.  If you decide to sign this Amendment, you will have seven (7) days thereafter in which to revoke your decision by sending written notice of revocation to the Company.  Provided you do not revoke your decision, this Amendment will become effective on the eighth (8th) day after you sign it.  We encourage you to speak with an attorney before signing this Amendment.

11.           By signing this Amendment, you agree that you are signing it voluntarily of your own free will, that you were given 21 days within which to consider its terms and to consult with an attorney, and that you understand and agree to its terms.

Sincerely,

/s/ David D. Ross
David D. Ross
Chief Executive Officer

ACCEPTED and AGREED TO
this 6th day of May, 2011:

/s/ Donna Lehmann
Donna Lehmann